As filed with the Securities and Exchange Commission on August 1, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RADYNE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-2569467
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3138 East Elwood Street, Phoenix, Arizona	85034
(Address of Principal Executive Offices)	(Zip Code)

AeroAstro, Inc. 1999 Stock Option Plan

(Full Title of the Plan)

Malcolm C. Persen

Chief Financial Officer, Vice President of Finance,

and Secretary

Radyne Corporation

3138 East Elwood Street

Phoenix, Arizona 85034

(602) 437-9620

(Name, Address and Telephone

Number, Including Area Code, of Agent For Service)

With a copy to:

Steven D. Pidgeon Esq.

Snell & Wilmer L.L.P.

One Arizona Center

400 East Van Buren Street

Phoenix, Arizona 85004

602-382-6000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.001 par value	215,393 (3)	$7.23	$1,557,291.39	$47.81

(1)	Pursuant to the Agreement and Plan of Merger (“Merger Agreement”), dated as of July 5, 2007, by and among Radyne Corporation (“Radyne”), a Delaware corporation, AeroAstro Acquisition Inc., AeroAstro, Inc., Dr. Rick Fleeter, Nancy H. Fleeter and Robert D. Leppo, and Dr. Rick Fleeter, in his capacity as the Shareholders’ Representative, Radyne assumed certain outstanding options to purchase common stock of AeroAstro, Inc. under the plan referred to above, and such options will become exercisable to purchase shares of Radyne common stock, with appropriate adjustments to the number of shares and exercise price of each assumed option in accordance with the Merger Agreement.

Pursuant to Rule 416(a), this registration statement covers any additional shares of common stock that become issuable under the AeroAstro, Inc. 1999 Stock Option Plan by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected without the receipt of consideration that results in an increase or decrease in the number of outstanding shares of Radyne common stock.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The offering price per share and aggregate offering price are based upon the weighted average exercise price for shares subject to outstanding options granted pursuant to the AeroAstro, Inc. 1999 Stock Option Plan.
(3)	Shares of Radyne common stock subject to outstanding options under the AeroAstro, Inc. 1999 Stock Option Plan assumed on August 1, 2007, in accordance with the Merger Agreement.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Securities Act Rule 428 and the Introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents that have been filed by Radyne with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	Radyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006;

(b)	All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), since December 31, 2006; and

(c)	Description of Radyne’s common stock contained or incorporated in the registration statements filed by Radyne under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by Radyne that the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Radyne’s Restated Certificate of Incorporation provides that a director of Radyne shall not be personally liable to Radyne or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for: (i) any breach of the director’s duty of loyalty to Radyne or its stockholders; (ii) acts or omissions not in good faith, or which involve intentional misconduct or a knowing violation of law; (iii) liability for payments of dividends or stock purchases or redemptions in violation of Section 174 of the Delaware General Corporation Law; or (iv) any transaction from which the director derived an improper personal benefit. In addition, Radyne’s Restated Certificate of Incorporation provides that Radyne shall, to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”) against expenses, liabilities and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties paid in connection with the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that except as otherwise provided with respect to proceedings to enforce rights to indemnification, Radyne shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding or part thereof was authorized by the Board of Directors of Radyne.

The right to indemnification set forth above includes the right to be paid by Radyne the expenses (including attorneys’ fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to Radyne of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred herewith are contract rights and continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and inures to the benefit of the Indemnitee’s heirs, executors and administrators.

The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of Radyne, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to Radyne unless and only to the extent that the court of Chancery or the court in which such action or suit was brought shall determine that, despite such adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

In addition, Radyne has entered into separate indemnification agreements with each director and Radyne’s Chief Executive Officer and the Chief Financial Officer. The indemnification agreements are designed to provide the directors and the selected executive officers the maximum protection available under Delaware law in connection with their services to Radyne.

In general, the indemnification agreements provide that, subject to the procedures set forth in the indemnification agreements: (i) Radyne will indemnify the Indemnitee in the event the Indemnitee is, or is threatened to be made, a party to or a participant in a proceeding by reason of the Indemnitee being or formerly being a director or officer of Radyne or serving at the request of Radyne as a director or officer (or in other similar capacities) of another entity or enterprise; (ii) if requested by the Indemnitee, and subject to certain exceptions, Radyne will advance the expenses of defending claims to the Indemnitee; (iii) the rights of the Indemnitee under the indemnification agreement are in addition to any other rights the Indemnitee may have under Radyne’s charter or bylaws or Delaware law or otherwise; (iv) subject to certain limitations, Radyne will maintain an insurance policy or policies providing directors’ and officers’ liability insurance which would indemnify Indemnitee or advance expenses to Indemnitee whether or not such indemnity or advancement of expenses is of the type provided by the indemnification agreement; and (v) in the event of a “potential change of control,” if requested by the Indemnitee, Radyne must establish a trust fund to secure potential indemnification obligations of Radyne to such Indemnitee, unless Radyne maintains directors’ and officers’ liability insurance with coverage levels at least as favorable to Indemnitee as the coverage levels provided by Radyne’s existing insurance policies at the time the indemnification agreement is entered into.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits is set forth on the Exhibit Index that immediately precedes the exhibits and which is incorporated by reference herein.

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (l)(i) and (l)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on this 1st day of August, 2007.

RADYNE CORPORATION

By:	/s/ Malcolm C. Persen
Malcolm C. Persen
Vice President, Secretary and Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each whose signature appears below constitutes and appoints Carl Myron Wagner and Malcolm C. Persen, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Carl Myron Wagner	Chief Executive Officer and Director	August 1, 2007
Carl Myron Wagner

/s/ Malcolm C. Persen	Vice President, Secretary and	August 1, 2007
Malcolm C. Persen	Chief Financial Officer

/s/ C.J. Waylan	Chairman of the Board of Directors	August 1, 2007
C.J. Waylan

/s/ Yip Loi Lee	Director	August 1, 2007
Yip Loi Lee

/s/ Dennis W. Elliott	Director	August 1, 2007
Dennis W. Elliott

/s/ James J. Spilker, Jr.	Director	August 1, 2007
James J. Spilker, Jr.

/s/ Robert C. Fitting	Director	August 1, 2007
Robert C. Fitting

/s/ William Keiper	Director	August 1, 2007
William Keiper

EXHIBIT INDEX

Exhibit Number	Description	Page or Method of Filing

4.1	Radyne Corporation 2007 Stock Incentive Plan	Incorporated by reference to Exhibit 10.1 to Radyne’s Current report on Form 8-K dated June 5, 2007.

4.2	Representative Form of Restricted Stock Agreement	Incorporated by reference to Exhibit 10.2 to Radyne’s Current report on Form 8-K dated June 5, 2007.

4.3	Representative Form of Non-Qualified Stock Option Agreement	Incorporated by reference to Exhibit 10.3 to Radyne’s Current report on Form 8-K dated June 5, 2007.

4.4	Representative Form of Incentive Stock Option Agreement	Incorporated by reference to Exhibit 10.4 to Radyne’s Current report on Form 8-K dated June 5, 2007.

5.1	Opinion of Snell & Wilmer LLP	Filed herewith

23.1	Consent of Snell & Wilmer LLP	Included as part of Exhibit 5.1

23.2	Consent of KPMG LLP	Filed herewith

24.1	Power of Attorney	See Signature Page

99.1	AeroAstro, Inc. 1999 Stock Option Plan	Filed herewith